Exhibit 99.1

Mistras Group Announces Results for Fourth Quarter FY’15

MISTRAS Group, Inc. August 5, 2015 4:01 PM

PRINCETON JUNCTION, N.J. - (GLOBE NEWSWIRE) —Mistras Group, Inc. (MG: NYSE), a leading "one source" global provider of technology-enabled asset protection solutions, today reported financial results for its fourth quarter and entire fiscal year 2015, which ended May 31, 2015.
Revenues for the fourth quarter of fiscal 2015 were $174.7 million, 2.5% less than the prior year’s fourth quarter. Adverse foreign exchange rates reduced fourth quarter revenues by $9.3 million. Revenues for the fourth quarter of fiscal 2015 increased by 2.7% on a constant dollar basis. Net income for the fourth quarter of fiscal 2015 was $2.2 million, or $0.07 per diluted share, compared with net income of $6.4 million or $0.22 per diluted share in the prior year period.
During the fourth quarter of fiscal year 2015 the Company recognized $3.7 million ($0.13 per diluted share) of net of tax charges relating to several important structural changes. These charges totaled $4.7 million on a pre-tax basis as follows:

▪
Divesting its international subsidiaries in Russia and Japan. The Company sold these businesses to their respective management teams, resulting in a $2.5 million pre-tax loss. The Company will sell products to these companies but no longer have a direct presence in either market.

▪
Realigned the management structure of the Services segment, promoting Mike Lange to Vice Chairman and Group Executive Vice President, Strategic Planning and Business Development, and Dennis Bertolotti to Group Executive Vice President of the Services segment and the Americas. One senior management headcount was reduced, resulting in pre-tax severance of $0.4 million;

▪	Reduced headcount at several international subsidiaries, resulting in $0.8 million of pre-tax severance charges; and

▪	Reduced the cost structure in France, recognizing lease termination and other pre-tax costs aggregating $1.0 million.
Excluding these charges, net income in the fourth quarter of fiscal year 2015 was $5.9 million, or $0.20 per diluted share. Adjusted EBITDA was $17.7 million in the fourth quarter of fiscal year 2015, compared with $19.3 million in the prior year period.
For the entire fiscal year 2015, revenues increased 14.1%, reaching $711.3 million. Net income was $16.1 million, or $0.54 per diluted share, compared with $22.5 million or $0.77 per diluted share in the prior year. Excluding fiscal 2015 structural charges, net income for fiscal year 2015 was $20.0 million or $0.68 per diluted share. Adjusted EBITDA was $71.7 million for fiscal year 2015 compared with $70.4 million in the prior fiscal year.

Financial Highlights:

Revenue Growth Rates:
		Total	Acquisitions	Organic	FX
Total Company	Q4	(2.5)%	+7.0%	(4.3)%	(5.2)%
	Year	+14.1%	+12.0%	+4.2%	(2.1)%

Services Segment	Q4	+4.7%	+9.6%	(3.9)%	(1.0)%
	Year	+21.9%	+16.3%	+6.1%	(0.4)%

International Segment	Q4	(23.7)%	+0.5%	(5.1)%	(19.1)%
	Year	(8.9)%	+1.5%	(3.6)%	(6.8)%

Products and Systems Segment	Q4	—	—	(19.4)%	—
	Year	—	—	(6.8)%	—

Gross Profit

▪	Gross margin for the fourth quarter was 25.7% of revenues vs. 25.9% in the prior year.

Operating Cash Flow

▪	Operating cash flow for fiscal year 2015 improved by 37% to $50.6 million, compared with $36.9 million in the prior year.

▪	Free cash flow (defined as operating cash flow less capital expenditures) for fiscal year 2015 improved to $35.5 million, compared with $20.0 million in the prior year.

The Company’s operations and profitability were adversely impacted in fiscal year 2015 by the Nation’s first refinery strike in 25 years and by uncertainty related to the price of oil, which caused some customers to defer previously scheduled projects. Despite these adverse factors, the Company’s Services and Products and Systems segments combined to grow their revenues by $95 million (20%) and their Adjusted EBITDA by $10.0 million (15%), respectively, during fiscal year 2015. These gains were a result of strong execution in a difficult environment, highlighted by close collaboration with customers and a focus on reducing costs.
In contrast, the Company’s International segment experienced declines in revenues of $14 million, or (9%), and Adjusted EBITDA of $7 million, or (49%), respectively, during fiscal year 2015. Adverse foreign exchange rates accounted for most of the revenue decline, while a misalignment of staffing resources with market demand was the biggest factor in the profit decline.
Sotirios Vahaviolos, Chairman and Chief Executive Officer stated, "Fiscal year 2015 was a year of mixed performance, both for the market and for our Company. The combined impact of the oil price drop and the refinery strikes abruptly halted market growth during our third quarter. Despite these difficulties, Our North American results met our expectations, as the Mistras value proposition continued to be very compelling to our customers and our team executed well. Operating cash flows improved by $14 million during fiscal year 2015 and we paid down more than $40 million of debt in the second half of the fiscal year. However, we were disappointed with our International segment results. Most of this segment’s 9% revenue decline was due to foreign exchange, but market conditions were also softer than we expected, particularly in Russia and Brazil, and our utilization of billable service technicians suffered in these and in other markets.”

Dr. Vahaviolos continued, “As market conditions worsened, we had hundreds of conversations with our customers to ensure that we are in alignment with their needs and priorities. We became acutely aware of the market’s desire for value and lower spending. These conversations caused us to intensify our internal efforts and take the difficult actions mentioned earlier in this press release. Going forward, Mistras will focus on serving vibrant markets where we can make a dramatic difference for our customers and generate terrific results.”
Dr. Vahaviolos concluded, “On the whole, I am pleased with our North American performance and I am very confident that our structural changes will have a positive and immediate impact upon the Company’s performance, particularly overseas.”
Planning Assumptions and Guidance for Fiscal 2016
The Company is introducing its planning assumptions and guidance for fiscal year 2016. The market price of petroleum products continues to be volatile, influenced by both economic and political factors. Against this backdrop, the Company expects the market price of oil will approximate $55 during its fiscal year, and that the market for inspection services will be roughly flat. Foreign exchange rates fell significantly during fiscal 2015 and the U.S. dollar rose against every major currency. For example, at its present levels the Euro is approximately 12% lower than in fiscal year 2015. The Company’s planning assumption is that foreign exchange rates will remain near present levels.
Total revenues for fiscal year 2016 are expected to be between $710 million and $725 million, representing an increase over 2015 of from 0% to 2%, including the expected adverse impact of FX and dispositions, or 2% to 4% exclusive of these factors. Assumptions include:

▪	Low single digit revenue increases from both organic and acquisition sources.

▪	FX impact and dispositions reducing revenue by approximately $20 million.
Total Adjusted EBITDA is expected to be between $72 million and $78 million, representing an increase of from 1% to 9% over fiscal year 2015 results.
Conference Call
In connection with this release, Mistras will hold a conference call on Thursday, August 6, 2015 at 9:00 a.m. (Eastern). Individuals in the U.S. wishing to participate in the conference call by phone may call 1-844-832-7227 and use confirmation code 92985495 when prompted. The International dial-in number is 1-224-633-1529. The call will be also be webcast and can be accessed on Mistras' website, www.mistrasgroup.com.

About Mistras Group, Inc.

Mistras offers one of the broadest "one source" services and technology-enabled asset protection solution portfolios in the industry used to evaluate the structural integrity of energy, industrial and public infrastructure. Mission critical services and solutions are delivered globally and provide customers with the ability to extend the useful life of their assets, improve productivity and profitability, comply with government safety and environmental regulations and enhance risk management operational decisions.
Mistras uniquely combines its industry leading products and technologies - 24/7 on-line monitoring of critical assets; mechanical integrity ("MI") and non-destructive testing ("NDT") services; destructive testing services; and its proprietary world class data warehousing and analysis software - to provide comprehensive and competitive products, systems and services solutions from a single source provider.
For more information, please visit the company's website at www.mistrasgroup.com.

Forward-Looking and Cautionary Statements

Certain statements made in this press release are "forward-looking statements" about Mistras' financial results and estimates, products and services, business model, strategy, growth opportunities, profitability and competitive position, and other matters. These forward-looking statements generally use words such as "future," "possible," "potential," "targeted," "anticipate," "believe," "estimate," "expect," "intend," "plan," "predict," "project," "will," "may," "should," "could," "would" and other similar words and phrases. Such statements are not guarantees of future performance or results, and will not necessarily be accurate indications of the times at, or by which, such performance or results will be achieved, if at all. These statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in these statements. A list, description and discussion of these and other risks and uncertainties can be found in the "Risk Factors" section of the Company's Annual Report on Form 10-K for fiscal year 2014 filed with the Securities and Exchange Commission on August 8, 2014, as updated by our reports on Form 10-Q and Form 8-K. The forward-looking statements are made as of the date hereof, and Mistras undertakes no obligation to update such statements as a result of new information, future events or otherwise.

* Use of Non-GAAP Measures

The term "Adjusted EBITDA" used in this release is a financial measurement not calculated in accordance with generally accepted accounting principles in the U.S. ("US GAAP"). A Reconciliation of Adjusted EBITDA to a comparable financial measurement under US GAAP is set forth in a table attached to this press release. In addition, the Company has also included in the attached tables, non-GAAP measurements “EBITDA”, “Segment and Total Company Income from Operations before Acquisition-Related Expense (Benefit), net”, "Net Income Excluding Structural Charges" and "Diluted EPS Excluding Structural Charges," reconciling these measurements to financial measurements under US GAAP. In this release, the term free cash flow, a non-GAAP measurement is also used. We define free cash flow as cash provided by operating activities less capital expenditures (which is classified as an investing activity). The Company believes that investors and other users of the financial statements benefit from the presentation of these non-GAAP measurements because they provide additional metrics to compare the Company's operating performance on a consistent basis and measure underlying trends and results of the Company's business.

Mistras Group, Inc. and Subsidiaries
Unaudited Condensed Consolidated Balance Sheets
(in thousands, except share and per share data)

	May 31, 2015	May 31, 2014
ASSETS
Current Assets
Cash and cash equivalents	$10,555	$10,020
Accounts receivable, net	133,228	137,824
Inventories	10,841	11,376
Deferred income taxes	5,144	3,283
Prepaid expenses and other current assets	11,698	12,626
Total current assets	171,466	175,129
Property, plant and equipment, net	79,256	77,811
Intangible assets, net	51,276	57,875
Goodwill	166,414	130,516
Deferred income taxes	1,208	1,344
Other assets	2,107	1,297
Total Assets	$471,727	$443,972

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$10,529	$14,978
Accrued expenses and other current liabilities	55,914	54,650
Current portion of long-term debt	17,902	8,058
Current portion of capital lease obligations	8,646	7,251
Income taxes payable	532	1,854
Total current liabilities	93,523	86,791
Long-term debt, net of current portion	95,557	68,590
Obligations under capital leases, net of current portion	10,717	13,664
Deferred income taxes	16,984	15,521
Other long-term liabilities	9,934	17,014
Total Liabilities	226,715	201,580

Commitments and contingencies

Equity
Preferred stock, 10,000,000 shares authorized	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized	287	284
Additional paid-in capital	208,064	201,831
Retained earnings	57,581	41,500
Accumulated other comprehensive loss	(21,113)	(1,511)
Total Mistras Group, Inc. stockholders’ equity	244,819	242,104
Noncontrolling interests	193	288
Total Equity	245,012	242,392
Total Liabilities and Equity	$471,727	$443,972

Mistras Group, Inc. and Subsidiaries
Unaudited Condensed Consolidated Statements of Income
(in thousands, except per share data)

	Three months ended May 31,		Year ended May 31,
	2015	2014	2015	2014

Revenue	$174,686	$179,127	$711,252	$623,447
Cost of revenues	124,263	128,050	506,281	432,695
Depreciation	5,457	4,688	20,238	17,809
Gross profit	44,966	46,389	184,733	172,943

Selling, general and administrative expenses	38,820	33,348	143,978	123,690
Research and engineering	599	809	2,521	2,995
Depreciation and amortization	3,050	2,891	13,048	10,620
Acquisition-related expense, net	(2,130)	(1,127)	(5,167)	(2,657)
Income from operations	4,627	10,468	30,353	38,295
Interest expense	1,204	883	4,622	3,192
Income before provision for income taxes	3,423	9,585	25,731	35,103
Provision for income taxes	1,283	3,153	9,740	12,528
Net income	2,140	6,432	15,991	22,575
Less: net loss (income) attributable to noncontrolling interests, net of taxes	31	(13)	90	(57)
Net income attributable to Mistras Group, Inc.	$2,171	$6,419	$16,081	$22,518

Earnings per common share
Basic	$0.08	$0.23	$0.56	$0.79
Diluted	$0.07	$0.22	$0.54	$0.77
Weighted average common shares outstanding:
Basic	28,703	28,446	28,613	28,365
Diluted	29,594	29,479	29,590	29,324

Mistras Group, Inc. and Subsidiaries
Unaudited Operating Data by Segment
(in thousands)

	Three months ended May 31,		Year ended May 31,
	2015	2014	2015	2014
Revenues
Services	$135,573	$129,435	$540,224	$443,229
International	32,343	42,363	146,953	161,395
Products and Systems	8,667	10,745	31,255	33,544
Corporate and eliminations	(1,897)	(3,416)	(7,180)	(14,721)
	$174,686	$179,127	$711,252	$623,447

	Three months ended May 31,		Year ended May 31,
	2015	2014	2015	2014
Gross profit
Services	$33,749	$30,301	$135,201	$114,182
International	6,777	11,394	34,572	44,893
Products and Systems	4,111	4,719	14,314	14,495
Corporate and eliminations	329	(25)	646	(627)
	$44,966	$46,389	$184,733	$172,943

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Segment and Total Company Income (Loss) from Operations before Acquisition-Related Expense (Benefit), net (non-GAAP) to Segment and Total Company Income (Loss) from Operations (GAAP)
(in thousands)

	Three months ended May 31,		Year ended May 31,
	2015	2014	2015	2014
Services:
Income from operations before acquisition-related (benefit) expense, net	$11,684	$11,685	$48,503	$44,846
Acquisition-related (benefit) expense, net	(1,250)	1,162	(639)	1,625
Income from operations	12,934	10,523	49,142	43,221
International:
(Loss) Income from operations before acquisition-related (benefit) expense, net	$(2,605)	$1,260	$(3,501)	$6,786
Acquisition-related (benefit) expense, net	(867)	214	(2,926)	(3,452)
(Loss) Income from operations	(1,738)	1,046	(575)	10,238
Products and Systems:
Income from operations before acquisition-related (benefit), net	$1,131	$1,405	$2,461	$1,517
Acquisition-related (benefit), net	—	—	—	(1,035)
Income from operations	1,131	1,405	2,461	2,552
Corporate and Eliminations:
Loss from operations before acquisition-related (benefit) expense, net	$(7,713)	$(5,009)	$(22,277)	$(17,511)
Acquisition-related (benefit) expense, net	(13)	(2,503)	(1,602)	205
Loss from operations	(7,700)	(2,506)	(20,675)	(17,716)
Total Company
Income from operations before acquisition-related (benefit), net	$2,497	$9,341	$25,186	$35,638
Acquisition-related (benefit), net	(2,130)	(1,127)	(5,167)	(2,657)
Income from operations	4,627	10,468	30,353	38,295

Mistras Group, Inc. and Subsidiaries
Unaudited Summary Cash Flow Information
(in thousands)

	Year ended May 31,
	2015	2014

Net cash provided by (used in):
Operating Activities	$50,624	$36,873
Investing Activities	(49,941)	(38,005)
Financing Activities	481	3,262
Effect of exchange rate changes on cash	(629)	88
Net change in cash and cash equivalents	$535	$2,218

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Net Income to EBITDA and Adjusted EBITDA
(in thousands)

	Three months ended May 31,		Year ended May 31,
	2015	2014	2015	2014

Net Income	$2,140	$6,432	$15,991	$22,575
Less: net income attributable to noncontrolling interests, net of taxes	31	(13)	90	(57)
Net income attributable to Mistras Group, Inc.	$2,171	$6,419	$16,081	$22,518
Interest expense	1,204	883	4,622	3,192
Provision for income taxes	1,283	3,153	9,740	12,528
Depreciation and amortization	8,507	7,579	33,286	28,429
EBITDA	$13,165	$18,034	$63,729	$66,667
Share-based compensation expense	1,723	2,248	6,579	6,261
Acquisition-related expense, net	(2,130)	(1,127)	(5,167)	(2,657)
Charges related to sale of foreign operations	2,516	—	2,516	—
Severance costs	1,144	—	1,587	—
Foreign exchange losses	260	189	1,474	101
Lease termination and other charges	1,029	—	1,029	—
Adjusted EBITDA	$17,707	$19,344	$71,747	$70,372

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Net Income (GAAP) and Diluted Earnings Per Share (GAAP) to
Net Income Excluding Structural Charges (non-GAAP)
and Diluted EPS Excluding Structural Charges (non-GAAP)
(in thousands)

	Three months ended May 31,		Year ended May 31,
	2015	2014	2015	2014

Net income (GAAP)	$2,140	$6,432	$15,991	$22,575
Charges related to sale of foreign operations, net of tax	2,235	—	2,235	—
Severance costs, net of tax	793	—	1,109	—
Asset write-offs and lease terminations, net of tax	711	—	711	—
Net Income Excluding Structural Charges (non-GAAP)	$5,879	$6,432	$20,046	$22,575

Diluted earnings per common share (GAAP)	$0.07	$0.22	$0.54	$0.77
Expected loss on sale of foreign operations	0.08	—	0.08	—
Severance costs	0.03	—	0.04	—
Asset write-offs and lease terminations	0.02	—	0.02	—
Diluted EPS Excluding Structural Charges (non-GAAP)	$0.20	$0.22	$0.68	$0.77